Exhibit 10.2

Separation Agreement and Mutual Release

Separation Agreement and Mutual Release (this “Agreement”) dated January 22, 2020 (the “Effective Date”), by and among (i) SITO Mobile, Ltd., a Delaware corporation (the “Company”), and (ii) Thomas Pallack (“Executive”). The Company and Executive are sometimes referred to herein individually as a “Party” and together as the “Parties.”

Recitals

A. Executive and the Company entered into that certain Employment Agreement dated as of June 2, 2017 (the “Employment Agreement”).

B. Executive has resigned as the Company’s Chief Executive Officer and as a member of the Board of Directors of the Company (the “Board”) effective as of January 31, 2020 or such earlier date as the Company shall request on or after the Effective Date (the “Resignation Date”), and the Company has accepted such resignation.

C. The Parties dispute the basis under the Employment Agreement and otherwise on which the Executive resigned as an employee and officer of the Company, and desire to resolve such dispute, upon the terms and subject to the conditions hereinafter set forth.

D. All references to dollars herein shall be deemed to refer to lawful currency of the United States of America.

E. Unless otherwise defined, all capitalized terms used herein shall have the respective meanings ascribed to such terms in Section 23.

Accordingly, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Acknowledgement of Resignation; Termination of Employment Agreement; No Further Obligations. The Company and Executive acknowledge, agree and confirm that (i) Executive has resigned as the Company’s Chief Executive Officer and as a member of the Board, and from all other positions, if any, that Executive holds with the Company or any of its Affiliates, and (ii) except as specifically provided in the following sentence, the Employment Agreement is terminated and of no further force or effect whatsoever, in each case effective as of the Resignation Date. Notwithstanding the foregoing, the Parties acknowledge and agree that Section 6 of the Employment Agreement, entitled “Restrictive Covenants,” and Section 7.5 of the Employment Agreement, entitled “Indemnification,” shall continue to remain in full force and effect in accordance with their respective terms, and Executive shall retain all other rights to indemnification arising under Company’s Certificate of Incorporation and By-Laws. The Company shall continue to include coverage for Executive under its existing directors’ and officers’ liability insurance policy or policies (the “D&O Policy”) (pursuant to the Company’s tail insurance coverage with respect to his alleged acts or omissions during the period that he served as an officer of the Company) for a period of three (3) years from the Effective Date, so long as the Company is able to include and maintain such coverage for Executive under the D&O Policy on commercially reasonable terms. In the event the Company is unable to renew the D&O Policy following the expiration of the current term of such D&O Policy on commercially reasonable terms, shall use its commercially reasonable efforts to obtain a replacement directors’ and officers’ liability insurance policy or policies (a “Replacement D&O Policy”), which Replacement D&O Policy shall provide coverage to Executive upon the foregoing terms and conditions; provided that in any event, Executive shall be entitled to no less favorable protection under the Replacement D&O Policy as is provided to other former executives of the Company. Neither Party shall have any obligation to the Other Party either in respect of the period prior to or following the Effective Date, other than as specifically provided in this Agreement and in the Indemnification Agreement dated the date hereof between the Parties (the “Indemnification Agreement”). The Parties acknowledge and agree that (i) Executive has resigned as the Company’s Chief Executive Officer and as a member of the Board voluntarily and as mutually agreed with the Company, (ii) the resignation by Executive is not the result of any claim or threatened claim by either Party against the Other Party, and (iii) the payments to be made to the Executive and the other promises of the Parties made herein constitute full and adequate consideration for the agreement of the Parties reflected herein.

2. Consideration. As full consideration for a release of claims and the other promises and covenants set forth herein and as payment of all amounts owed or otherwise payable by the Company to Executive for his service as an employee of the Company, and in lieu of and in satisfaction in full of payment of the compensation to which Executive is otherwise entitled, the Company shall, and hereby agrees to:

a. Pay Executive an amount equal to $69,873.82 (the “Cash Severance Amount”), less applicable withholdings, which represents (i) $49,999.98 of unpaid salary, (ii) $11,538.46 of accrued unused vacation, (iii) $3,335.38 of unreimbursed expenses and (iv) a total of $5,000 of attorneys’ fees incurred by Executive in connection with the preparation and negotiation of this Agreement, all of which is payable to Outten & Golden LLP, in accordance with to the following schedule:

A.	$20,000 on or before January 31, 2020; and

B.	$5,000 on or before the 20th day of each subsequent month, beginning February 20, 2020, until the entire Cash Severance Amount has been paid in full.

b. Waive 100% of the applicable premium otherwise payable for continuation of health insurance coverage for Executive, his spouse and eligible dependents under The Consolidated Omnibus Budget Reconciliation Act for a period equal to the earlier of (a) December 31, 2020 or (b) obtaining comparable coverage from new employment.

The payments and reimbursements as provided above in this Section 2, including, without limitation, the Cash Severance Amount, are collectively referred to herein as the “Executive Compensation.” The Executive Compensation shall be subject to reduction to reflect all tax withholdings and other deductions required by law be withheld and shall be paid to Executive in accordance with subparagraphs (a) and (b) of this Section 2. Neither the Company nor any of its subsidiaries or Affiliates shall be required to make any other payments or provide any further benefits to Executive in connection with this Agreement, the Employment Agreement or any other agreement, purported or actual, between the Company and Executive or to which Executive is a party or purported beneficiary.

3. Mutual Non-Disparagement.

a. Executive, on behalf of himself and each of his Affiliates, heirs, executors, administrators, trustees and assigns (collectively referred to herein as the “Executive Group”), hereby agrees to forbear from making, causing to be made, publishing, ratifying or endorsing any and all statements, comments or communications that could constitute disparagement of the Company or any member of the Company Group (as defined in Section 6(a)) or that may be considered to be derogatory or detrimental to the good name or business reputation of the Company or any member of the Company Group.

b. The Company, on behalf of itself and each member of the Company Group, but specifically excluding for purposes of this Section 3(b) the former officers, directors, Representatives and agents and employees of the Company, its subsidiaries and its Affiliates, hereby agrees to forbear from making, causing to be made, publishing, ratifying or endorsing any and all statements, comments or communications that could constitute disparagement of Executive or any or that may be considered to be derogatory or detrimental to the good name or business reputation of Executive.

c. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent any Party from (i) initiating or cooperating in any governmental proceeding, (ii) making truthful statements to the extent necessary with respect to any litigation or arbitration involving any agreement between the Parties or from providing truthful testimony pursuant to a legally-issued subpoena or similar legal compulsion, (iii) reporting possible violations of law to a governmental agency or entity, or requiring a Party to seek authorization from, or notification to, the Other Party of such reports, whether pursuant to Section 21F of the Exchange Act, Rule 21F promulgated thereunder or by the rules of the Nasdaq Stock Market, or (iv) responding truthfully and publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements.

4. No Litigation.

a. Except as provided in Section 5 and in the proviso at the end of Section 6(a), Executive covenants and agrees that he shall not, and he shall not permit, encourage or cooperate with any of his Representatives or Affiliates to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively and individually, a “Legal Proceeding”) against the Company or any member of the Company Group or any of their respective Affiliates or Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement (including the other rights preserved by this Agreement in Section 1 hereof); provided that the foregoing shall not prevent Executive or any member of the Executive Group, or any of their respective Affiliates or Representatives, from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, Executive or any member of the Executive Group, or any of their respective Affiliates or Representatives; and provided, further that, in the event Executive or any member of the Executive Group, or any of their respective Affiliates or Representatives or any of his Representatives receives notice or becomes aware of such Legal Requirement, such Person shall give prompt written notice of such Legal Requirement to the Company. Further, Executive shall use its best efforts to prevent each of its Associates that is not an Affiliate of Executive to observe the prohibitions set forth in this Section 4(a).

b. The Company covenants and agrees that it shall not, and it shall not permit, encourage or cooperate with any of its Representatives or Affiliates to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any Legal Proceedings against Executive or any member of the Executive Group, or any of their respective Affiliates or Representatives, except for (i) any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement (including the other rights preserved by this Agreement in Section 1 hereof); provided that the foregoing shall not prevent the Company or any member of the Company Group, or any of their respective Affiliates or Representatives, from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, the Company or any member of the Company Group, or any of their respective Affiliates or Representatives; and provided, further that in the event the Company or any member of the Company Group, or any of their respective Affiliates or Representatives, receives such Legal Requirement, such Person shall give prompt written notice of such Legal Requirement to Executive, and (ii) any Legal Proceedings against Executive or any member of the Executive Group based on claims that Executive has committed fraud as against the Company or any of its Affiliates to the extent that such claims are based on information not known to the Company (or its applicable Affiliates) at the time of this Agreement; the Company (and its Affiliates) acknowledge that it/they are unaware of any basis for any such claims of fraud at this time. Further, the Company shall use its best efforts to prevent each of its Associates that is not an Affiliate of the Company to observe the prohibitions set forth in this Section 4(b).

5. Permitted Activities. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prohibit or restrict Employee from:

a. Initiating communications directly with, or responding to any inquiry from, or providing testimony before, the U.S. Equal Employment Opportunity Commission, or any other self-regulatory organization or any other state or federal regulatory authority;

b. Making any disclosure of relevant, necessary and truthful information or documents:

i.	pursuant to any applicable federal law;
ii.	as otherwise required by law or legal process;
iii.	in connection with any charge, action, investigation or proceeding relating to this Agreement; or
iv.	to the Company’s legal department.

6. Mutual Releases.

a. Executive, on behalf of himself and each member of the Executive Group, generally releases and discharges each of the Company and its predecessors, successors (by merger or otherwise), subsidiaries, Affiliates and assigns, together with each and every of their respective present, past and future officers, directors, Representatives and agents and heirs and executors of same (collectively referred to herein as the “Company Group”) from any and all claims, actions, causes of action, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, promises, controversies, complaints, debts, dues, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown (“Claims”), that Executive ever had, now has or may in the future have against the Company or any member of the Company Group arising out of Executive’s prior relationship with the Company or Executive’s rights or status as an officer of the Company or relating to any other matter, thing or event occurring up to and including the date of this Agreement including, without limitation, any and all Claims for attorneys' fees and costs with respect to the released Claims in excess of the $5,000 reimbursement of attorneys’ fees referred to in Section 2(a)(iv); provided that the foregoing is not intended to and shall not have the effect of (i) terminating or limiting in any way Executive’s rights to indemnification and advancement of expenses under the Company's Certificate of Incorporation or Bylaws, the Indemnification Agreement between the Parties, or under the Delaware General Corporation Law; or (ii) limiting the ability of Executive to enforce this Agreement; (iii) waiving or releasing any rights or claims based on events that occur after the Effective Date; or (iv) limiting, reducing or eliminating any of the benefits which Executive is entitled to receive solely in his capacity as a shareholder of the Company, provided that, for the avoidance of doubt, Executive is hereby waiving and relinquishing any and all rights in and to any and all shares of the Company’s capital stock or any rights or options to acquire shares of the Company’s capital stock that have not vested or that may not be exercised, as the case may be, as of January 31, 2020, whether under the Employment Agreement or otherwise.

b. The Company, on behalf of itself and each member of the Company Group, but specifically excluding for purposes of this Section 6(b) the former officers, directors, Representatives and agents and employees of the Company, its subsidiaries and its Affiliates, generally releases and discharges Executive and each member of the Executive Group from any and all Claims that the Company or any member of the Company Group ever had, now has or may in the future have against Executive or any member of the Executive Group arising out of Executive’s prior relationship with the Company or Executive’s rights or status as an officer of the Company or relating to any other matter, thing or event occurring up to and including the date of the this Agreement including, without limitation, any and all Claims for attorneys' fees and costs with respect to the released Claims; provided that the foregoing is not intended to and shall not have the effect of limiting the ability of the Company to enforce this Agreement or waiving or releasing any rights or claims based on events that occur after the Effective Date.

c. Each Party represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each Party further represents and warrants that neither it nor any assignee has filed any lawsuit against the Other Party or any of the Other Party’s respective Affiliates or Representatives.

d. Each Party waives any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law), which may have the effect of limiting the releases as set forth in this Section 6. Without limiting the generality of the foregoing, each Party acknowledges that there is a risk that the damages and costs that it believes it has suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true. Facts on which each Party has been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. Each Party acknowledges that in entering into this Agreement, it has expressed that it agrees to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action. Each Party acknowledges and agrees that the releases and covenants provided for in this Section 6 are binding, unconditional and final as of the date hereof.

7. No Announcement; SEC Filing.

a. Except as provided below in this Section 7, no announcement shall be made, whether public or private, regarding the subject of this Agreement or the matters referred to herein, except to the extent that disclosure of this Agreement and such matters is legally required.

b. Except as provided in Section 7(c), no Party or any of its Affiliates, or any of their respective Representatives, shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required or voluntarily made under the Exchange Act) concerning the subject matter of this Agreement without the prior written consent of the Other Party.

c. No later than four (4) Business Days following the execution of this Agreement, the Company shall, if required, based on the advice of its outside legal counsel, file with the SEC a Current Report on Form 8-K, reporting its entry into this Agreement (the “Form 8-K”).

8. Confidentiality.

a. Each Party acknowledges that certain information concerning the business and affairs of any Other Party (“Confidential Information”) has been or may be disclosed to such Other Party and its Representatives by such Party or its Representatives. For the avoidance of doubt, the term “Confidential Information” shall include, without limitation, any information relating to the discussions or negotiations between the Company and its Representatives, on the one hand, and Executive and his Representatives, on the other hand, and any other matter concerning the Company or Executive. Each Party agrees that the Confidential Information shall be kept confidential and that each Party and their respective Affiliates and Representatives shall not disclose any of the Confidential Information of any Other Party in any manner whatsoever without the specific prior written consent of such Other Party unless pursuant to paragraph (b) below; provided that no Party shall be prohibited from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act); and provided, further that the term “Confidential Information” shall not include information that (i) was in or enters the public domain, or was or becomes generally available to the public, other than as a result of the disclosure by such Party or any of its Representatives in violation of the terms of this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of any such Party or any of its Representatives; or (ii) was independently developed or acquired by such Party without violating any of the obligations of such Party or any of its Representatives under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of such Party or any of its Representatives and without use of any Confidential Information of any Other Party. Each Party shall undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Section 8 by any of its Representatives, including taking all reasonable measures (including Legal Proceedings) to restrain its Representatives from prohibited or unauthorized disclosures or uses of Confidential Information.

b. In the event that any Party or any of its Representatives is required to disclose any Confidential Information by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, court order, operation of law, or similar processes (a “Legal Requirement”), such Party and its Representatives shall (i) provide any Other Party prompt written notice of such Legal Requirement so that such Other Party may seek an appropriate protective order or waive compliance with the provisions of this Agreement; and (ii) consult with any Other Party as to the advisability of taking legally available steps to resist or narrow any disclosure pursuant to such Legal Requirement. If, in the absence of a protective order or the receipt of a waiver hereunder, such Party is advised by its legal counsel that it is legally required to disclose such Confidential Information, such Party may disclose to the person that served the Legal Requirement that portion (and only that portion) of the Confidential Information that such counsel has advised it is required to be disclosed; provided that such Party shall give any Other Party written notice as far in advance of its disclosure as is reasonably practicable and shall cooperate using commercially reasonable efforts in assisting such Other Party in connection with seeking to obtain an order or other reliable assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed.

c. For the avoidance of doubt, the obligations under this Section 8 shall be in addition to, and not in lieu of, any Parties’ confidentiality obligations under applicable law.

9. No Solicitation. Executive agrees that from the Effective Date until the first anniversary of the Effective Date, he shall not, directly or indirectly (i) solicit the employment or engagement of services of any Person who is or, in the twelve (12) months prior to the Effective Date, was an employee of or consultant to the Company or any of its Affiliates, (ii) hire any such Person, (iii) persuade, induce, or attempt to persuade or induce, any such Person to leave his or her employment with the Company or any of its Affiliates, or to refrain from providing services to the Company or any of its Affiliates, or (iv) solicit or induce, or in any manner attempt to solicit or induce, or cause or authorize any other Person to solicit or induce any Person on his, her, or its behalf, as applicable, to cease, diminish or not commence doing business with the Company or any of its Affiliates. Notwithstanding the foregoing, nothing shall preclude the hiring of any such Person who: (A) responds to a generalized solicitation through advertisements in newspapers, trade journals, on the internet, or by any other similar medium, so long as such solicitations are not directed at employees of the Company or any of its Affiliates; (B) is referred by search firms, employment agencies, or other similar Persons, provided that such Persons have not been specifically instructed by Executive or any of his Affiliates, or any of their respective Representatives, as applicable, to solicit such employees of the Company or any of its Affiliates; or (C) initiated a discussion on his or her own volition regarding such employment with Executive or any of his Affiliates, without any direct or indirect solicitation by him or her, as applicable, or by his or her Affiliates, as applicable.

10. Affiliates and Associates. Each Party shall (i) cause its Affiliates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate and (ii) use its best efforts to cause its Associates that are not also Affiliates to comply with the terms of this Agreement. A breach of this Agreement by an Affiliate of any Party, if such Affiliate is not a Party, shall be deemed to occur if such Affiliate engages in conduct that would constitute a breach of this Agreement if such Affiliate was a Party.

11. Representations and Warranties.

a. Executive represents and warrants to the Company that:

i. he has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and

ii. this Agreement has been duly and validly executed and delivered by Executive, constitutes a valid and binding obligation and agreement of Executive and is enforceable against Executive in accordance with its terms;

b. The Company hereby represents and warrants to Executive that:

i. it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and

ii. this Agreement has been duly and validly authorized, executed and delivered by it, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

12. No Admission. Neither this Agreement nor any of its provisions shall be offered or received in evidence against any Party in any action or proceeding, except an action or proceeding to enforce this Agreement. Nothing contained in this Agreement shall constitute an admission by any Party, or the correctness, of any of the allegations by any Other Party, and shall not be considered as an admission by any Party of liability, wrongdoing or anything improper.

13. Expenses; Attorneys’ Fees. Company shall pay directly or reimburse Executive, at his election, for attorneys’ fees and expenses incurred in connection with his employment, his resignation, or the negotiation and preparation of this Agreement, including but not limited to, legal fees and expenses, accounting fees and expenses and the fees and expenses of its other advisors.

14. Entire Agreement. This Agreement, together with the Indemnification Agreement, contains the entire agreement of the Parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

15. Assignment; Binding Effect. This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of any Other Party. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted respective heirs, executors, administrators, successors and assigns of each Party.

16. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

17. Partial Invalidity. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

18. Advice of Counsel. Each Party is hereby advised to seek the advice of counsel. Each Party hereby acknowledges that he, she, or it, as applicable, is acting of his, her, or its own free will, that he, she, or it, as applicable, has been afforded a reasonable time to read and review the terms of this Agreement, and that he, she, or it, as applicable, is voluntarily entering into this Agreement with full knowledge of its provisions and effects.

19. Amendments. Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, except by a written agreement signed by the Parties hereto.

20. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflict of laws principles that would otherwise require the application of the laws of any other jurisdiction. The Parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Federal and state courts located in the Borough of Manhattan, in the City and State of New York, and any appellate court from any such Federal or state courts. Each Party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each Party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon its legal counsel, as indicated in Section 22 of this Agreement, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 22. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law. Each Party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

21. Specific Performance. The Company, on the one hand, and Executive, on the other hand, acknowledge and agree that irreparable injury to any Other Party would occur in the event any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company, on the one hand, and Executive, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and any Other Party hereto shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 21 shall not be the exclusive remedy for any violation of this Agreement.

22. Notice. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by email or facsimile to the email address or facsimile numbers below, with electronic confirmation of sending; (c) one (1) day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt, addressed as follows:

If to the Company, to:

SITO Mobile, Ltd.

100 Town Square Place

Suite 204

Jersey City, NJ 07310

Attn: CEO

with a copy to (which shall not constitute notice):

Pepper Hamilton LP

The New York Times Building

620 Eighth Avenue—37th Floor

New York, NY 10018

Attention: Andrew Hulsh, Partner

E-mail: hulsha@pepperlaw.com

If to Executive, to:

Thomas Pallack

12953 Blue Heron Circle

Ojai, CA 93023

E-mail: tjpallack@gmail.com

with a copy to (which shall not constitute notice):

Wayne N. Outten

Outten & Golden LLP

685 Third Ave, 25th Floor

New York, NY 10017

E-mail: wno@outtengolden.com

23. Certain Definitions and Interpretations. As used in this Agreement: (a) “Associate” means (i) any corporation or other organization or entity of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the registrant or any of its parents or subsidiaries; (b) an “Affiliate” of, or a person “Affiliated” with, a specified person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Person specified; provided that, for the avoidance of doubt, a Person shall not be deemed an Affiliate of a corporation or other organization or entity of which such Person beneficially owns equity securities if such Person does not in fact control such corporation or other organization or entity; (c) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (d) the terms “beneficial ownership” and “person” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; (e) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (f) “Legal Process” means any oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes issued by a court or other governmental body of competent jurisdiction; (g) the term “Other Party” means (i) in the case of the Company, Executive, and (ii) in the case of Executive, the Company; (h) the term “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, or governmental body; (i) the term “Representatives” means a person’s Affiliates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; and (j) the term “SEC” means the U.S. Securities and Exchange Commission. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; and (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated.

24. Counterparts; .PDF Signatures. This Agreement may be executed in multiple counterparts, each of which may be deemed an original and all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature page follows.]

In Witness Whereof, the Parties have executed and delivered this Agreement as of the date first written above.

COMPANY:

SITO Mobile, Ltd.

By:	/s/ Jon Bond
Name:	Jon Bond
Title:	Chairman of the Board

EXECUTIVE:

/s/ Thomas J. Pallack
Thomas J. Pallack